Exhibit 99.1
NEWS RELEASE
CB&I (Chicago Bridge & Iron Company N.V. )

For Immediate Release:	For Further Information Contact:
Nov. 11, 2005	Media: Bruce Steimle +1 832 513 1111
Analysts: Marty Spake +1 832 513 1245
CB&I DELAYS FILING OF THIRD QUARTER 2005 REPORT ON FORM 10-Q
New Business Taken, Backlog and Cash Position Improve Vs. Prior Year Period
THE WOODLANDS, Texas — Nov. 11, 2005 — CB&I (NYSE: CBI) announced today it is not able to timely file its quarterly report on Form 10-Q for the third quarter of 2005, which was due Nov. 9, 2005.
As previously announced on Oct. 31, 2005, CB&I received a memo from a senior member of its accounting department alleging accounting improprieties, including the determination of claim recognition on two projects and the assessment of costs to complete two projects.
The Audit Committee of the Supervisory Board of CB&I, composed of independent outside directors, has initiated an inquiry and has retained outside legal and accounting advisors to assist in the inquiry. The Audit Committee is seeking to resolve the matter as soon as possible. At this time, CB&I is not able to predict the outcome of the inquiry. In addition, CB&I’s independent registered public accountants have indicated that they will not be in a position to complete their interim review until completion of the investigation.
While CB&I anticipates filing its third quarter Form 10-Q upon completion of the investigation and review by its Audit Committee and independent registered public accounting firm, it does not expect to be able to file within the five day period provided under Rule 12b-25 promulgated under the Securities Exchange Act of 1934, as amended.
As a result of the aforementioned independent investigation, CB&I has not finalized its financial statements for the three and nine month periods ended September 30, 2005, and its independent registered public accounting firm has not completed its associated review. Until completion of the investigation, and a resolution of the adjustments, if any, and the timing of such adjustments, CB&I is unable to reasonably estimate its results of operations during the three month period ended September 30, 2005.
Meanwhile, the Company reported that new business taken and its cash on hand increased compared with the 2004 period. For the quarter ended September 30, 2005, new business taken increased 35% to $682 million, compared with $504 million in the third quarter of 2004. Contract awards during the quarter included the previously announced LNG import terminal in Canada, and the liquefied gas and petrochemical storage projects in the Middle East. New business taken for the first nine months of 2005 was $2.6 billion, compared with $1.2 billion for the same period last year. For the first nine months of 2005, new business taken outside of North America amounted to approximately 56% of the total. The Company as a whole remains on track to post record new business taken in 2005. Backlog at September 30, 2005 stood at approximately $3.2 billion, compared with $1.5 billion at the end of the year-earlier period.
“Based on the information the acting Chief Financial Officer and I currently have, we believe that the overall earnings capacity, financial viability, growth potential and strong cash position of the Company will remain intact,” stated Gerald M. Glenn, CB&I’s Chairman, President and CEO. The Company had unaudited cash and cash equivalents of $222.9 million at the end of the third quarter of 2005, compared with $143.3 million at the end of the third quarter of 2004. CB&I had unaudited cash in excess of debt of $166.1 million at September 30, 2005, compared with $151.7 million at December 31, 2004.
Except for the historical information contained herein, the matters set forth in this release include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof, and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the results and effect of the Company’s ongoing review of its historic financial statements and any restatement of its financial statements, the material risks described under “Risk Factors” as set forth in the Company’s Form 10-K filed March 11, 2005 with the Securities Exchange Commission and the following factors: the Company’s ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price, target price or similar contracts; risks associated with percentage-of-completion accounting; the Company’s ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, components and materials and labor; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company’s customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company’s revenue; lower than expected growth in the Company’s primary end markets, including but not limited to LNG and clean fuels; risks inherent in the Company’s acquisition strategy and its ability to obtain financing for proposed acquisitions; the Company’s ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company’s business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company’s obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, and U.S. tax treaties with non-U.S. countries (including the Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable, the Company cannot guarantee future performance or results. The Company is not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements.
CB&I executes on average more than 700 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
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